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                                                                      Exhibit l

The Travelers Insurance Company
One Cityplace
Hartford, Connecticut 06103-3415

                                          April 5, 2006

Re: MetLife of CT Fund UL III for Variable Life Insurance (811-09215)
      (formerly, Travelers Fund UL III for Variable Life Insurance) File No. 333-71349 (COLI Series 1 & Series 2)
      File No. 333-94779 (COLI II 2000 & COLI III)
      File No. 333-113533 (COLI IV)
      File No. 333-105335 (Corporate Select)

Dear Sir or Madam:

In my capacity as a Vice President and Actuary of Travelers Insurance Company, I have provided actuarial advice concerning the corporate-owned variable life insurance products listed above. I also provided actuarial advice concerning the preparation of the Registration Statement on Form N-6, for the products listed above (the "Registration Statements") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the policies. For each of the policies in each of the Registration Statements, in my opinion:

(1) the illustrations of cash surrender value, cash values, death benefits, and/or any other values illustrated are consistent with the provisions of the Contract and the Depositor's administrative procedures;

(2) the rate structure of the Contract has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, materially more favorable than for any other prospective purchaser with different assumptions; and

(3) the illustrations are based on commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul Le Clair

Paul Le Clair, FSA, MAAA
Vice President and Actuary